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                           FOR IMMEDIATE RELEASE
                           ---------------------

                               April 3, 2000




For Further Information, Please Contact:


Fred W. Kelly, Jr., Chairman and CEO
SUN BANCORP, INC. (SUBI)
2-16 S. Market Street
PO Box 57
Selinsgrove, PA 17870
Telephone (570) 374-1131
www.sunbancorp.com
------------------
info@sunbancorp.com



     The Board of Directors of SUN BANCORP, INC. and its subsidiary, Sun Bank, announce the retirement of George F. Keller as Chairman of its Board of Directors effective immediately. His fellow directors extend their thanks and appreciation to Mr. Keller for his steadfast leadership and complete dedication as Chairman. Mr. Keller will continue to serve on the board of both the holding company and the bank.

     The Board announced the following new appointments, effective immediately:
Fred W. Kelly, Jr., has been named Chairman of the Board and Chief Executive Officer of SUN BANCORP, INC. and Sun Bank. Kelly, a graduate of Sunbury High School and Susquehanna University, has been with the bank for over thirty-three years, having most recently served as President and CEO of the holding company and the bank.

     The Board also announced the appointment of Robert J. McCormack as President and Chief Operating Officer and Director of SUN BANCORP, INC. and Sun Bank. McCormack has eighteen years of banking experience and has served as Senior Vice President and Assistant Secretary since joining the holding company and bank in December 1998. He is a graduate of Alvernia College and a member of the American and Pennsylvania Institute of Certified Public Accountants. McCormack and his family reside in Lewisburg.



2-16 SOUTH MARKET STREET
P.O. BOX 57
SELINSGROVE,  PA   17870

TELEPHONE 570-374-1131
www.sunbancorp.com